UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

NOVAVAX, INC.
(Name of Registrant as Specified In Its Charter)

SHAH CAPITAL MANAGEMENT, INC. SHAH CAPITAL OPPORTUNITY FUND LP HIMANSHU H. SHAH
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Shah Capital Management, Inc. and the other participants named herein (collectively, “Shah Capital”) have filed a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes AGAINST the election of Richard H. Douglas, Margaret G. McGlynn and David Mott to the Board of Directors of Novavax, Inc., a Delaware corporation (“Novavax” or the “Company”) at the Company’s 2024 upcoming annual meeting of stockholders (the “Annual Meeting”) and AGAINST the approval of certain of the Company’s other proposals to be considered by stockholders at the Annual Meeting.

On May 13, 2024, Himanshu H. Shah, President and Chief Investment Officer of Shah Capital Management, Inc., was quoted in the following article published by Alternatives Watch:

Shah Capital celebrates a step in the right direction at Novavax

By Susan Barreto – May 13, 2024 in Hedge Funds, Manager News, Premium

Himanshu Shah at Shah Capital (provided)

Shah Capital Management’s Himanshu Shah welcomed the news late last week that pharmaceuticals ginat Sanofi and Novavax struck an exclusive licensing agreement to co-commercialize a COVID-19 vaccine and develop novel flu/COVID-19 combination vaccines.

Last month, the Raleigh, N.C.-based hedge fund was looking to shake up the board and marketing strategy at vaccine maker Novavax, which he believes should be trading at five times its current valuation on the Nasdaq. On Friday, Novavax shares rose over 100%.

“The deal announced this morning concurs with Shah Capital’s prior comments on their superior respiratory vaccine technology platform as well as marketing failings,” said Shah in a statement. “A step in the right direction for shareholders.”

The announcement could crush short sellers as of mid-April roughly 32% of Novavax were shorted.

Last week, Shah was reluctantly launching a campaign urging stockholders to vote against the re-election of all Novavax’s directors up for election at its 2024 meeting on June 13.

Shah Capital Management collectively beneficially owns approximately 7.5% of the outstanding common stock of Novavax, making it a top three and largest non-index stockholder.

“In our view, the Company’s current management has failed to implement effective strategies to turn the business around despite its rapidly shrinking share price, necessitating material and immediate board refreshment,” wrote Shah in a letter to shareholders last week. “Novavax remains today one of the most shorted stocks on NASDAQ.”

One of the most exciting developments for Novavax prior to the deal with Sanofi has been the CDC’s acknowledgment in its noted Morbidity and Mortality Weekly Report of mRNA vaccines’ waning effectiveness against COVID-19 and the effectiveness of Novavax’s product, which is sold under the brand names Nuvaxovid and Covovax, as an early-season vaccine.

The hedge fund sees Novavax’s IP portfolio and Matrix-M adjuvant platform and that there is a vast and currently untapped market for non-mRNA protein vaccines.

Shah Capital is also calling on all Novavax stockholders to vote against three of the company’s other proposals to be considered at the Annual Meeting, which include an advisory vote to approve the compensation of Novavax’s named executive officers and amendments to certain of its compensation plans.

Shah previously nominated two new board members, Suresh Katta and Venkat Peri. Each nominee brings unique skillset and background to help turnaround the Novavax story.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Shah Capital Management, Inc., a North Carolina corporation (“Shah Capital Management”), together with the other participants in its solicitation (collectively, “Shah Capital”), have filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes AGAINST the election of Richard H. Douglas, Margaret G. McGlynn and David Mott to the Board of Directors of Novavax, Inc., a Delaware corporation (the “Company”) at the Company’s 2024 annual meeting of stockholders (the “Annual Meeting”) and AGAINST the approval of certain of the Company’s other proposals to be considered by stockholders at the Annual Meeting.

SHAH CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Shah Capital Management, Shah Capital Opportunity Fund LP (“Shah Opportunity”) and Himanshu H. Shah.

As of the date hereof, Shah Opportunity directly beneficially owns 10,300,000 shares of Common Stock, par value $0.01 per share of the Company (the “Common Stock”). As the investment manager of Shah Opportunity and certain separately managed accounts (the “Shah Managed Accounts”), Shah Capital Management may be deemed to beneficially own 10,965,794 shares of Common Stock beneficially owned in the aggregate by Shah Opportunity and held in the Shah Managed Accounts.1 As of the date hereof, Mr. Shah directly beneficially owns 65,382 shares of Common Stock, which are held in an account separately managed by Shah Capital Management for his benefit (the “Mr. Shah Managed Account”).  As the President and Chief Investment Officer of Shah Capital Management, Mr. Shah may be deemed to beneficially own the 10,965,794 shares of Common Stock beneficially owned in the aggregate by Shah Opportunity and held in the Shah Managed Accounts, which in addition to the 65,382 shares of Common Stock he beneficially owns directly, constitutes an aggregate of 11,031,176 shares of Common Stock that Mr. Shah may be deemed to beneficially own.

1 The Shah Managed Accounts excludes the Mr. Shah Managed Account (as defined below).